FOR IMMEDIATE RELEASE

Ferro Names James F. Kirsch President and Chief Operating Officer

CLEVELAND, Ohio – October 18, 2004 – Ferro Corporation (NYSE:FOE) announced today that James F. Kirsch has been named president and chief operating officer of the Company, effective October 18, 2004. He will be responsible for Ferro’s global operations and a member of the newly formed Office of the Chairman.

“We are pleased to attract an executive of Jim’s caliber”, commented Hector R. Ortino, Ferro’s chairman and chief executive officer. “As president and COO, Jim will oversee global business operations as we look to improve profitability and grow our business. This will allow me, as chairman and CEO, to concentrate on Ferro’s strategic opportunities as we continue to implement the Leadership Agenda strategy.”

Kirsch, 47, joins Ferro after serving as president of Premix Inc. and Quantum Composites, Inc., manufacturers of thermoset molding compounds, parts and sub-assemblies for the automotive, aerospace, electrical and HVAC industries. Prior to that, he served as president and director for Ballard Generation Systems and vice president for Ballard Power Systems in Burnaby, British Columbia, Canada.

Kirsch started his career with The Dow Chemical Company, where he spent nineteen years and held various positions of increasing responsibility, including global business director of Propylene Oxide and Derivatives and global vice president of Electrochemicals.

Ortino said the appointment of Kirsch as president and COO is a component of Ferro’s formal executive succession planning process. “I am forming a new Office of the Chairman, of which Jim will be an integral part. The Office of the Chairman formalizes the structure of our top management team and will facilitate the development of the current and future leaders of our Company.”

Kirsch received a bachelor’s degree in marketing from The Ohio State University.

Ferro Corporation is a leading producer of performance materials sold to a broad range of manufacturers serving diverse markets throughout the world. The Company has operations in 20 countries and reported sales of $1.6 billion in 2003. For more information on Ferro, visit the Company’s Web site at http://www.ferro.com/ or contact Todd Tyler, 216-875-7104.

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